UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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                             ASA INTERNATIONAL LTD.
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                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     The following is the text of a press release issued by ASA International Ltd. on April 16, 2004.

ASA INTERNATIONAL LTD. ANNOUNCES BOARD APPROVAL OF REVERSE/FORWARD STOCK SPLITS AND GOING PRIVATE TRANSACTION

FRAMINGHAM, MA - Friday, April 16, 2004 - ASA INTERNATIONAL LTD. (NASDAQ: ASAA) announced today that its Board of Directors has unanimously approved a reverse 1-for-600 split of ASA's common stock to be followed immediately by a forward 600-for-1 split. If the transaction is approved by ASA's stockholders and implemented, ASA expects to have fewer than 300 stockholders of record, which would enable ASA to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934 and go private. As a private company, ASA would no longer be required to file periodic reports and other information with the Securities and Exchange Commission.

"The significant costs associated with ASA being a public company are no longer justified by the limited benefits to ASA and its shareholders," said Alfred C. Angelone, Chairman and CEO of ASA. "Going private should provide ASA with cost savings and management flexibility to focus on long-term growth."

Pursuant to the transaction, stockholders holding fewer than 600 shares of ASA common stock immediately before the transaction will receive from ASA cash payment for fractional shares equal to $5.00 per pre-split share. Stockholders holding 600 or more shares of ASA common stock immediately before the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment. The Board of Directors has received an opinion from its financial advisor, vFinance Investments, Inc., that the cash consideration to be paid in the proposed transaction is fair, from a financial point of view, to ASA's stockholders.

The proposed transaction is subject to approval by the holders of a majority of the issued and outstanding shares of ASA common stock. Stockholders will be asked to approve the transaction at ASA's next annual meeting of stockholders, currently expected to be held in July of this year.

ASA intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when the documents are available because the documents will contain important information about the annual meeting and the proposed transaction, including information about the persons soliciting proxies, their interests in the transaction, and related matters. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. ASA will also mail a copy of the definitive proxy statement prior to the annual meeting to its stockholders entitled to vote at the annual meeting.

About ASA International Ltd.

Since its inception in 1969, ASA International Ltd. has been designing, developing, and implementing enterprise software solutions coupled with services and on-going support to hundreds of businesses in North America, South America, and Europe. ASA specializes in providing enterprise business-to-business software solutions and value-added services to vertical markets. ASA enterprise solutions enable its customers to achieve maximum return on their information technology investment because they provide the tools to simplify the processes required to plan, manage, and control the entire business life-cycle.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, and the risk factors detailed in the company's periodic reports and registration statements filed with Securities and Exchange Commission.

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